UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2005

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1220 Simon Circle
Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01 Other Events.
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Director

     On May 24, 2005, the Company’s board of directors appointed Steven C. Schlepp, age 48, as a director of the Company. Mr. Schlepp has served as President of Integrated Executive Services Corporation, a General Business and Private Equity Consulting Firm, since November 2002. From June 1996 to October 2002 he served as President and CEO of Multilayer Technology Inc. (Multek), a provider of PCB and backpanel fabrication services. From January 1990 until June 1996, Mr. Schlepp served as President of Toppan West Incorporated, a wholly owned subsidiary of Toppan Electronics Ltd. Mr. Schlepp was appointed to the Compensation Committee and the Nomination and Corporate Governance Committee and was appointed to serve as the Chairman of the Compensation Committee.

Item 8.01 Other Events.

     On May 24, 2005, the board of directors of the Company declared a dividend on the Company’s Series B Preferred Stock, in the amount of approximately $915,000, for dividends accrued and payable as of June 30, 2005 pursuant to the Certificate of Designation of the Company’s Series B Preferred Stock. The board also decided that such dividend payments would be made in cash to the holders of record of the Series B Preferred Stock as of June 15, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: May 31, 2005	By:	/S/ MIKEL H. WILLIAMS
Mikel H. Williams
Senior Vice President and Chief Financial Officer